Exhibit 99.1

Saba Provides Status of its Restatement and Business Update

Redwood Shores, Calif., November 5, 2012 – Saba (NASDAQ:SABA), the premier provider of people-centric enterprise solutions, today provided an update on the status of its restatement of historical financial results as well as a limited business update.

Restatement Update

As previously reported, on August 2, 2012 Company management, in consultation with the Audit Committee, concluded that the Company’s annual financial results for fiscal years 2011 and 2010, and the quarterly results for the periods within such fiscal years and for the first and second quarters of fiscal year 2012, should be restated. On October 4, 2012, the Company announced that the scope of the restatement would be expanded to cover substantially all of the Company’s consulting projects.

The Company has also been reviewing whether any adjustments will also be required with respect to the Company’s financial statements for fiscal years 2009 and 2008. On November 5, 2012, Company management, in consultation with the Audit Committee, determined that the Company’s annual financial results for these time periods would also need to be restated.

Company management is working to finalize the Company’s restated financials results as quickly as possible. However, restating the revenue and cost recognition derived from substantially all of the Company’s consulting projects, as well as license and support revenues included in multi-element arrangements with such consulting projects, is a time consuming and laborious process.

Business Update

The Company is not in a position to report its financial results for fiscal year 2012 ended May 31, 2012 and the first quarter of fiscal year 2013 ended August 31, 2012. However, with respect to certain metrics not expected to be impacted by the restatement, the Company is providing the following guidance:

•	Cloud billings in fiscal year 2012 grew in excess of the Company’s guidance of 60% over fiscal year 2011;

•	Signed 141 new customers in fiscal year 2012 and 51 new customers in first quarter of fiscal year 2013;

•	Reached over 10.2 million cloud subscribers – largest independent pure-play cloud based provider in the learning and talent management space; and

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Approximately $14.5 million in cash (after payment of approximately $3 million associated with the accounting review and restatement) and $25 million in debt at the end of the first quarter of fiscal year 2013. The Company expects fiscal year 2013 cash flow from operations to be in excess of $10 million, excluding costs associated with the accounting review and restatement. The company expects to use cash in the first half of the fiscal year and generate positive cash flow in the second half of the year due to expected strong renewals and bookings in the second half of the year.

The Company continues to innovate and introduce to the market new products and new versions of existing products. The Company’s recent product innovations include:

•	Saba Enterprise Cloud 6.0 (March, 2012)

•	Human Concepts Spring Release (April, 2012)

•	Saba Meeting 8.0 (May, 2012)

•	Human Concepts Summer Release (August, 2012)

•	Saba People Cloud for Mobile (September, 2012)

•	Saba Meeting for Mobile (September, 2012)

•	Saba People Cloud Enhancements (Monthly Release)

Compliance Matters

The Company notes the following additional information relating to the restatement and delayed SEC filings:

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Credit Facility - The Company entered into a letter agreement with Wells Fargo Bank, National Association (“Wells Fargo”) dated as of October 31, 2012 pursuant to which Wells Fargo extended to November 30, 2012 the time for the Company to comply with certain terms of the Credit Agreement between parties dated as of June 27, 2011 (the “Credit Agreement”), primarily relating to the delayed SEC filings and the pending restatement of the Company’s prior financial results.

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NASDAQ — On October 12, 2012, the Company requested a hearing before The NASDAQ Stock Market LLC (“NASDAQ”) Hearings Panel to request additional time in which to bring its filings with the Securities and Exchange Commission current. As part of the hearing request, the Company requested an extension of the stay of suspension of trading for its common stock pending completion of the hearing process and a final determination regarding continued listing. On October 19, 2012, the Company received a letter from the staff of the Listing Qualifications Department (the “Staff”) of NASDAQ indicating that a NASDAQ Hearings Panel had granted the Company’s request to extend the stay on suspension of trading of the Company’s common stock pending the final determination regarding the Company’s listing status. The Company will provide an update regarding its continued listing status after its hearing is conducted before the NASDAQ Hearings Panel and once a decision on the matter has been reached.

CFO Announcement

On November 2, 2012, Elaine Kitagawa, Chief Financial Officer of the Company, informed the Company of her decision to resign her position with the Company in order to relocate outside of the San Francisco Bay Area. Ms. Kitagawa will remain with the Company until December 7, 2012. The Company has commenced a search for a new chief financial officer.

Conference Call

Saba will host a conference call and live webcast on Monday, November 5, 2012 commencing at 2:00 p.m. Pacific Time to discuss the status of the restatement. To join the call, please dial +1.800.288.8967 or +1.612.332.0226. The access code for the conference call is 267196. To listen to the live webcast, please go to the Investor Relations page of the Saba web site at http://investor.saba.com and click on the Live Webcast icon.

A replay of the conference call will be available shortly after its conclusion. The replay dial-in number is +1.800.475.6701 or +1.320.365.3844. The access code for the conference call replay is 267196. The replay can also be accessed from the Investor Relations page of the Saba web site at http://investor.saba.com and will be available through December 5, 2012.

About Saba

Saba (NASDAQ: SABA) enables organizations to build a transformative workplace that leverages the advent of social networking in business and the ubiquity of mobile to empower an organization’s most mission-critical assets – its people. The company provides a set of people-centric enterprise solutions to various businesses and industries worldwide. Saba delivers cloud-based learning management, talent management, and social enterprise solutions to transform the way people work.

Saba’s premier customer base includes major global organizations and industry leaders in financial services, life sciences and healthcare, high tech, automotive and manufacturing, retail, energy and utilities, packaged goods, and public sector organizations. Headquartered in Redwood Shores, California, Saba has offices on five continents. For more information, please visit www.saba.com or call +1-877-SABA-101 or +1-650-779-2791. SABA, the Saba logo, and the marks relating to Saba products and services referenced herein are either trademarks or registered trademarks of Saba Software, Inc. or its affiliates. All other trademarks are the property of their respective owners.

Safe Harbor

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation: statements relating to guidance on cloud billings in fiscal year 2012, statements relating to the amount of cash and debt at the end of the first quarter of fiscal year 2013 and statements relating to fiscal year 2013 cash flow from operations. The actual timing or outcome of these matters could differ materially from those expressed in any forward-looking statements due to, among other things, the results of the completion of the Company’s pending restatement. In addition, Saba faces other risks and uncertainties that could affect its ability to complete the filing of its Form 10-Q and to regain compliance with the Nasdaq listing requirements. Readers should refer to the section entitled “Risk Factors” in the Form 10-K for the fiscal year ended May 31, 2011, and similar disclosures in subsequent reports filed with the SEC. The forward-looking statements and risks stated in this press release are based on information available to Saba today. Saba assumes no obligation to update them.

Contact:

Roy Lobo

Saba

VP of Investor Relations

(650) 696-1610

roylobo@saba.com